Exhibit 99.1

BioSpecifics Technologies Corp. Announces Listing on NASDAQ Global Market

Lynbrook, N.Y., January 6, 2009 - BioSpecifics Technologies Corp. (OTC Bulletin Board: BSTC), a biopharmaceutical company developing first in class collagenase based products, today announced that it has received notification from The NASDAQ Stock Market LLC that its common stock has been approved for listing on the NASDAQ Global Market. The Company's common stock will begin trading January 9, 2009 on NASDAQ at market open under the symbol "BSTC" and will end trading on the OTC Bulletin Board at the close of market on January 8, 2009.

"This listing on NASDAQ marks the culmination of a transformational year for us at BioSpecifics, and we believe it will greatly benefit our stockholders by enhancing our liquidity and overall visibility," stated Thomas L. Wegman, President of BioSpecifics. "In 2008, we announced positive Phase 3 clinical results for our collagenase product XIAFLEX™ for Dupuytren’s disease and our partner Auxilium initiated the Phase 2b trial for Peyronie’s disease. In addition, Auxilium just announced a major European licensing agreement with Pfizer, in which BioSpecifics will receive a share of both the upfront payment and sales and regulatory milestones. We are very much looking forward to further progress, including the filing with the U.S. Food and Administration of the Biologic License Application of XIAFLEX early this year."

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed and partnered, injectable collagenase for three clinical indications: Dupuytren's disease, Peyronie's disease, and frozen shoulder (adhesive capsulitis). It has a development and licensing agreement with Auxilium Pharmaceuticals, Inc. Positive top line results from the Phase III clinical trials with XIAFLEX™ for treatment of Dupuytren’s disease were released in June 2008. Based on those positive Phase III results, Auxilium expects to file a Biologic License Application in early 2009.

Contact:

BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com